FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Fourth Quarter Dividend

November 10, 2011, Hampton, VA                    Old Point Financial Corporation (“OPOF” – Nasdaq) has declared a quarterly dividend of $0.05 per share of common capital stock to be paid on December 30, 2011, to shareholders of record as of November 30, 2011.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with 21 branches and more than 60 ATMs throughout Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information contact Erin Black at Old Point National Bank at 757- 251-2792.